Exhibit 33.2

MANAGEMENT’S ASSESSMENT OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria in Item 1122(d) of Regulation AB are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) automobile loan or lease-backed securities, equipment loan-backed securities and student loan-backed securities issued on or after January 1, 2006, as listed in Appendix A, for which the Company provides trustee and paying agent services (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following criteria: 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”). With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period: Twelve months ended December 31, 2016 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.

•	The Company’s management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

	By:	/s/ Karen Montbach

	Its:	Managing Director

Dated: February 24, 2017

Appendix A

Asset-backed Transactions and Securities Constituting the Platform

DEAL NAME

ACOLT ABF Credit Facility
Ally Auto Receivables Trust 2014-SN1
Ally Auto Receivables Trust 2014-SN2
Ally Auto Receivables Trust 2015-SN1
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2013-2
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2013-3
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2014-2
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2014-3
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2015-2
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2015-3
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2016-2
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2016-3
BMW Vehicle Lease Trust 2016-2
HART 2012-A
HART 2012-B
HART 2012-C
HART 2014-B
HART 2015-A
HART 2015-B
HART 2015-C
HART 2016-A
HART 2016-B
SLC 2006-A
VALET 2012-2
VALT 2014-A
VALT 2015-A